SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2011

Green Energy Management Services Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-169496	75-2873882
(Commission File Number)	(IRS Employer Identification No.)

381 Teaneck Road, Teaneck, NJ	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 530-1200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 3, 2011 (the “Effective Date”), Green Energy Management Services, Inc. (“GEM” or the “Company”), a wholly-owned subsidiary of Green Energy Management Services Holdings, Inc. (“GEMS Holdings”), entered into a Commitment Letter (the “Agreement”) with Financial Partners Funding, LLC, a Florida limited liability company (“FPF”).  Pursuant to the Agreement, FPF agreed to commit up to $200,000,000 in equipment leases to finance third-party purchases of GEM’s lighting or Airlock products, subject to certain funding conditions, including FPF’s due diligence and approval of the third party lessees.  Under the Agreement, FPF has no obligation to fund any particular transaction or proposed lease.  In return, GEMS Holdings will grant FPF options to purchase 66,360,545 shares of GEMS Holdings’ common stock, or 15% of the common stock of the Company outstanding on the Effective Date, which options will be returned to the Company if certain funding requirements are not met by FPF and subsequently canceled, as more fully discussed below.  The parties intend to treat the options as a warrant to purchase shares of GEMS Holdings’ common stock (the “Warrant”).  In the event that (i) the Agreement is terminated pursuant to its terms or (ii) the Company meets the threshold as discussed in the Agreement and FPF does not fund the qualified projects, FPF agreed to return all or a portion of the Warrant that FPF would not be entitled to as a result of such termination or failure to fund.  The Warrant vests immediately and FPF may exercise such Warrant at any time during the term of the Agreement, at an exercise price of $0.165, 110% of the closing price of GEMS Holdings’ common stock on the OTCBB on March 2, 2011 (notwithstanding the language of the Commitment Letter, the parties agreed to use the closing price on such date).  The Warrant may also be exercised on a cashless basis.  GEMS Holdings is currently negotiating the final form of the Warrant and will file a copy of the Warrant by an amendment to this Current Report on Form 8-K.

Pursuant to the Agreement, GEMS Holdings also agreed to (x) increase the number of its authorized shares of common stock to 1,000,000,000, (y) file a registration statement to register the shares underlying the Warrant (the “Warrant Shares”) for resale under the Securities Act of 1933, as amended (the “Securities Act”), within six months of the Effective Date (the “Resale Registration Statement”), and (z) keep such Resale Registration Statement effective until the Warrant Shares may be sold without limitation under the Securities Act.  Under the Agreement, FPF may not sell, transfer, convey or pledge the Warrant Shares for a period of 12 months from the Effective Date, without prior written consent of the Company.  The Company agreed to give FPF an exclusive right to finance third-party purchases of GEM’s products, but GEM may conduct discussions with third-party financing entities.  In the event that the Company is offered financing on terms more beneficial than those offered by FPF, FPF has the right of first refusal to offer financing on similar terms.  The Company also agreed to reimburse FPF a fee of $50,000 in connection with FPF’s due diligence on the Company’s products to be paid from the proceeds of the first FPF financed lease.  The Agreement will remain in effect for 48 months from the Effective Date, unless terminated pursuant to its terms.

Effective as of March 3, 2011, the Company entered into a Consulting Services Agreement (the “Consulting Agreement”) with SE Management Consultants, Inc., a Florida corporation (“SEM”).  Pursuant to the Consulting Agreement, SEM will advise the Company with respect to the Company’s business development, marketing, investor relations, financial matters and other related business matters.  The Consulting Agreement is for a term of four years, unless terminated pursuant to its terms.  As compensation for services to be provided, the Company agreed to pay SEM a monthly management fee (the “Management Fee”) of (i) $15,000 per month from March 1, 2011 to August 31, 2011, (ii) $25,000 per month from September 1, 2011 to February 29, 2012, and (iii) an amount equal to 1/1000 of the Company’s gross sales for the previous 12 months from March 1, 2012.  The Management Fee cannot be less than $15,000 per month and is capped at $75,000 per month at any time during the term of the Consulting Agreement.  The Company will also reimburse SEM for all of its reasonable business expenses incurred directly on behalf of the Company.  The Company and SEM can each terminate the Consulting Agreement immediately for “cause” (as defined in the Consulting Agreement); upon termination for “cause,” the Company must pay SEM (x) any portion of the Management Fee it is due through the date of termination, (y) any unreimbursed expenses and (z) a termination fee equal to six months of the then-existing Management Fee.

In addition, in connection with the Consulting Agreement, effective as of March 3, 2011, the Company entered into a Sales Agency Agreement (the “Sales Agreement”) with Energy Sales Solutions, LLC, a Florida limited liability company (“ESS”).  Pursuant to the Sales Agreement, ESS agreed to serve, on a non-exclusive basis, as the Company’s sales representative for the solicitation and acceptance of orders for the Company’s entire line of energy-efficient, lighting products and other products and services offered by the Company (the “Products”), in the United States, Canada, and the Caribbean.  The Sales Agreement will continue to be in effect as long as the Consulting Agreement remains in effect.  The Company agreed to pay ESS a commission of 10% of the gross sales of the Products generated by or on behalf of ESS.  The Company and ESS can each terminate the Sales Agreement immediately for “cause” (as defined in the Sales Agreement).

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

4.1         Warrant issued pursuant to the Commitment Letter. (to be filed by an amendment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Date: March 9, 2011	By: /s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer